Exhibit 10.7

AMENDED AND RESTATED CALL OPTION AGREEMENT

This AMENDED AND RESTATED CALL OPTION AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2011 (the “Effective Date”), between __________ (the “Purchaser”) and Sky Harmony Ecological Technology Limited, a BVI company (the “Seller”) to amend and restate the Original Agreement, as defined below. Purchaser and Seller are also referred to herein together as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, pursuant to a Call Option Agreement dated August 26, 2010, between the Purchaser and the Seller (the “Original Agreement”), the Seller has granted the Purchaser an option during the Exercise Period to purchase from the Seller a portion of the 7,473,808 shares of Common Stock, par value $.001 per share, of China Agricorp, Inc. (the “Agricorp Shares”), a Nevada corporation (“Agricorp”) held by the Seller;

WHEREAS, on February 11, 2011, the Seller consummated a share exchange transaction with American Telstar, Inc., a Nevada corporation (“Telstar”), where the Seller received 7,473,808 shares of Common Stock, par value $0.0001 per share of Telstar (“Telstar Shares”) in exchange for its 7,473,808 Agricorp Shares (the “Share Exchange Transaction”).

WHEREAS, pursuant to certain Stock Pledge Agreement, as amended, dated February 11, 2011, among China Agricorp, Robert Brantl (the “Collateral Agent”), the Purchaser and certain other individuals (the “Stock Pledge Agreement”), the Purchaser agreed to pledge all shares of Telstar that he/she beneficially owns.

WHEREAS, the Seller has determined that it is in its best interest to receive benefits from the Purchaser’s continuous contribution and commitment to Telstar and/or its subsidiaries and affiliates (collectively, hereinafter referred to as the “Companies”);

WHEREAS, the Seller desires to grant to the Purchaser an option to acquire an aggregate of _____________ (__________) shares of Common Stock of Telstar to be issued to it (for purposes of this Agreement, including the Call Option described herein, the “Seller’s Shares”) pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, the Parties, in consideration of the foregoing premises and the terms, covenants and conditions set forth below, and for other good and valuable consideration, receipt of which is acknowledged, hereby agree as follows:

AGREEMENT

1.  DEFINITIONS; INTERPRETATION

1.1. Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Business Day” means any day on which commercial banks are required to be open in the United States.

“Call Price” means, with respect to any exercise of the Call Option, $0.0001 per share of the Seller’s Shares subject to any Call Exercise Notice.

“Conditions” means Conditions 1 through 4, as defined below, in the aggregate.

“Condition 1” means the entry of a binding employment agreement between Mr. Hexi Feng and Telstar for a term of not less than five years, where Mr. Hexi Feng will serve as the Chief Executive Officer of Telstar.

“Condition 2” means the total gross revenue of Telstar and its subsidiaries for the fiscal year ended December 31, 2010 is not less than $5,000,000 as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”).

“Condition 3” means the total gross revenue of Telstar and its subsidiaries for the fiscal year ended December 31, 2011 is not less than $7,000,000, as determined under US GAAP.

“Condition 4” means the total gross revenue of Telstar and its subsidiaries for the six-month period ended June 30, 2012 is not less than $5,000,000, as determined under US GAAP.

"Distributions" means any cash proceeds arising from or in respect of, or in exchange for, or accruing to or in consequence of the Seller’s Shares from the date hereof to the Expiration Date (as such term is hereinafter defined), including without limitation, the Dividends.

"Dividends" means the dividends declared by Telstar and accrued in respect of the Seller’s Shares (whether or not such dividends shall have been paid and received by the Purchaser or its Nominee(s)).

“Government Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); or (d) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Government Authority.

"Nominee" means such person nominated by the Purchaser in the Transfer Notice to be the transferee of the Call Option or the Seller’s Shares;

“Person” means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Transfer Notice” means the notice substantially in the form set out in Appendix B.

1.2. Interpretation.

(a) Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(b) Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2.  CALL OPTION

2.1. Call Option. The Purchaser shall have, during the Exercise Period (as defined below), and when a Condition is met, the right and option to purchase from the Seller, and upon the exercise of such right and option the Seller shall have the obligation to sell to the Purchaser or his Nominee(s), a portion of the Seller’s Shares identified in the Call Exercise Notice (the “Call Option”). Purchaser or Nominee(s) shall be permitted to purchase, and Seller shall be obligated to sell, the following number of Seller’s Shares upon the attainment of the following Conditions:

Condition	The Total Number of the Seller’s Shares as to which there is a Call Option

Condition 1	_______________

Condition 2	_______________

Condition 3	_______________

Condition 4	_______________

Notwithstanding anything in this Agreement, in case that the Seller violates any provisions of this Agreement, the Purchaser shall receive an irrevocable Call Option to any and all of the Seller’s Shares then held by the Seller, without any regard to the Conditions being met. The Purchaser shall be entitled to exercise such Call Option immediately and the Seller shall transfer to the Purchaser or his Nominee(s) all of the Seller’s Shares immediately upon the Purchaser’s or his Nominee(s)’s exercise of such Call Option.

2.2. Call Period. The Call Option shall be exercisable by Purchaser, by delivering a Call Exercise Notice at any time during the period (the “Exercise Period”) commencing on the date hereof and ending at 6:30 p.m. (New York time) on the fifth anniversary date therefrom (such date or the earlier expiration of the Call Option is referred to herein as the “Expiration Date”).

2.3. Nominees: The Purchaser may, at any time during the Exercise Period, at his sole discretion, nominate one or more person(s) (each a “Nominee”) to be the transferee(s) of whole or part of his Call Option, who shall hold and/or exercise the transferred Call Option on behalf of the Purchaser, provided that each Nominee has executed a lock-up agreement in the form required by Telstar prior to exercising the Call Option.

2.4. Exercise Process. In order to exercise the Call Option during the Exercise Period, the Purchaser or his Nominee(s) shall deliver to the Seller, a written notice of such exercise substantially in the form attached hereto as Appendix A (a “Call Exercise Notice”) to such address or facsimile number as set forth therein. The Call Exercise Notice shall indicate the number of the Seller’s Shares as to which the Purchaser or Purchaser’s Nominee(s) is/are then exercising Purchaser’s Call Option and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section 6.4 to the Seller on or before 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Exercise Date”) of the Call Option shall be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (New York time) on a Business Day or on a day which is not a Business Day, the Exercise Date shall be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith shall constitute a binding obligation (a) on the part of the Purchaser or Purchaser’s Nominee(s) to purchase, and (b) on the part of the Seller to sell, the Seller’s Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

2.5. Call Price. If the Call Option is exercised pursuant to this Section 2, as payment for the Seller’s Shares being purchased by the Purchaser or Nominee(s) pursuant to the Call Option, such Purchaser or Nominee(s) shall pay the aggregate Call Price to the Seller within fifteen (15) Business Days of the Exercise Date.

2.6 Delivery of the Shares. Upon the receipt of a Call Exercise Notice, the Seller shall deliver, or to take all steps necessary to cause to be delivered the Seller’s Shares being purchased pursuant to such Call Exercise Notice within three (3) Business Days of the date of a Call Exercise Notice.

2.7 Transfer Notice: In case that the Purchaser transfers any or all of his Call Option to one or more Nominees in accordance with Section 2.3 above, the Purchaser shall provide a Transfer Notice to the Seller.

3.  ENCUMBRANCES; TRANSFERS, SET-OFF AND WITHHOLDINGS

3.1 Encumbrances. Upon exercise of the Call Option, the Seller’s Shares being purchased shall be sold, transferred and delivered to the Purchaser free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers (except as required by securities laws of the United States), proxies, voting agreements and any other encumbrance whatsoever.

3.2 Transfers. Prior to the Expiration Date, the Seller shall continue to own, free and clear of any hypothecation, pledge, mortgage or other encumbrance, except pursuant to this Agreement and except in favor of the Collateral Agent (as defined below) for the benefit of the Purchaser, such amount of the Seller’s Shares as may be required from time to time in order for the Purchaser to exercise his Call Option in full.

3.3 Set-off. The Purchaser shall be entitled to receive all of the Seller’s Shares subject to the exercise of a Call Option, and for the purposes of this Agreement, the Seller hereby waives, as against the Purchaser or Purchaser’s Nominee(s), all rights of set-off or counterclaim that would or might otherwise be available to the Seller.

3.4  Escrow of the Seller’s Shares.

(a)            Upon execution of this Agreement, the Seller shall deliver to the Collateral Agent pursuant to the Stock Pledge Agreement, stock certificates representing the Seller’s Shares. The stock certificates representing the Seller’s Shares (together with duly executed stock powers in blank) shall be held by the Collateral Agent.

(b)            The Purchaser hereby acknowledges that the Seller’s Shares are subject to the Stock Pledge Agreement. The Purchaser shall not exercise the Call Option until the Seller’s Shares are no longer subject to the Stock Pledge Agreement. In the event that any portion of the Seller’s Shares is foreclosed by the Collateral Agent pursuant to the Stock Pledge Agreement, the Call Option to purchase such portion of the Seller’s Shares shall expire immediately.

4.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1. Representations and Warranties by the Seller. The Seller represents and warrants to the Purchaser that:

(a)           Valid and Binding Obligations. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Seller, enforceable against such Seller in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)           No Conflicts. Neither the execution or delivery of this Agreement by the Seller nor the fulfillment or compliance by the Seller with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under,  any contract or any judgment, decree or order to which Seller is subject or by which the Seller is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Seller or compliance with the provisions hereof by the Seller do not, and shall not, violate any provision of any Law to which the Seller is subject or by which it is bound.

(c)           No Actions. There are no lawsuits, actions (or to the best knowledge of the Seller, investigations), claims or demands from any other third party, or other proceedings pending or, to the best of the knowledge of the Seller, threatened against the Seller which, if resolved in a manner adverse to the Seller, would adversely affect the right or ability of the Seller to carry out its obligations set forth in this Agreement (the “Actions”) as of the execution of this Agreement. The Seller further warrants and covenants that such actions will not occur after the execution of this Agreement.

(d)           Title. The Seller owns the Seller’s Shares free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers, proxies, voting agreements and any other encumbrance whatsoever, except as contemplated by this Agreement. The Seller has not entered into or is a party to any agreement that would cause the Seller to not own such Seller’s Shares free and clear of any encumbrance, except as contemplated by this Agreement.

              (e)              Exercise of Rights. Without first obtaining written instruction from the Purchaser, the Seller will not exercise any rights in connection with the Seller’s Shares to which the Seller is entitled as of the date of this Agreement, including but not limited to voting rights, share transfer right, dividends rights, preemptive right or any rights in connection with pledge, proxy, charge, lien. The Seller further warrants and covenants that it will, unconditionally and immediately, exercise any rights in connection with the Seller’s Shares in compliance with the Purchaser’s written instruction upon its receipt of such written instruction.

4.2 Representations and Warranties by Purchasers. The Purchaser represents and warrants to the Seller that:

(a)           Valid and Binding Obligations. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)           No Conflicts. Neither the execution nor delivery of this Agreement by the Purchaser nor the fulfillment or compliance by the Purchaser with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Purchasers are subject or by which Purchasers are bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Purchasers or compliance with the provisions hereof by the Purchasers do not, and shall not, violate any provision of any Law to which Purchaser are subject or by which are bound.

(c)           No Actions. There are no lawsuits, actions (or to the best knowledge of the Purchaser, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of the Purchaser, threatened against the Purchaser which, if resolved in a manner adverse to the Purchaser, would adversely affect the right or ability of the Purchaser to carry out their obligations set forth in this Agreement.

4.3  Covenants.

(a)           Without the prior written consent of the Purchaser, the Seller shall cause the Collateral Agent, pursuant to the Stock Pledge Agreement, to vote the Seller’s Shares such that Telstar shall not, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of Telstar, or other similar equivalent arrangements, (ii) alter the shareholding structure of Telstar, (iii) cancel or otherwise alter the Seller’s Shares, (iv) amend the charter or the by-laws of Telstar, (v) liquidate or wind up Telstar, (vi) sell, transfer, assign, hypothecate or otherwise reduce the value of any assets held by Telstar, including but without limitation, any and all shares in China Agricorp, Sky Fortune and its subsidiaries and affiliates or (vi) act or omit to act in such a way that would be detrimental to the interest of the Purchasers in the Seller’s Shares, (vii) transfer, assign, pledge, hypothecate or vest any option on his shares in Telstar to any third party. The Seller shall cause the Companies to disclose to the Purchasers true copies of all the financial, legal and commercial documents of the Companies and the resolutions of the shareholders and the board of directors.

(b)           The Seller agrees that the Purchaser or his/her Nominee(s) shall be entitled to all the Distributions in respect of the Seller’s Shares.  In the event that any such Distributions have been received by the Seller for any reason, the Seller shall, at the request of the Purchaser, pay an amount equivalent to the Distributions received by him to the Purchaser or his Nominee(s) at the time of the exercise of the Call Option by the Purchaser or his Nominee(s).

(c)           The transaction contemplated hereunder and any information exchanged between the Parties pursuant to this Agreement will be held in complete and strict confidence by the concerned Parties and their respective advisors, and will not be disclosed to any person except: (i) to the Parties’ respective officers, directors, employees, agents, representatives, advisors, counsel and consultants that reasonably require such information and who agree to comply with the obligation of non-disclosure pursuant to this Agreement; (ii) with the express prior written consent of the other Party; or (iii) as may be required to comply with any applicable law, order, regulation or ruling, or an order, request or direction of a government agency; provided, however, that the foregoing shall not apply to information that: (1) was known to the receiving Party prior to its first receipt from the other Party; (2) becomes a matter of public knowledge without the fault of the receiving Party; or (3) is lawfully received by the Party from a third person with no restrictions on its further dissemination.

(d)           If at any time: (i) the Seller fails to deliver the Seller’s Shares in accordance with the Stock Pledge Agreement and this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Seller by the Purchaser; (ii) the Seller fails to comply with or perform any agreement, covenant or obligation to be complied with or performed by the Seller in accordance with this Agreement if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Seller by the Purchasers; or (iii) the Seller (1) becomes insolvent or is unable to pay its debts or fails or admits in writing his inability generally to pay its debts as they become due; (2) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (3) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, (4) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (5) has a secured party that takes possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets, (6) causes or is subject to any event with respect to it which, under the applicable Law, has an analogous effect to any of the events described in clauses (1) through (5); or (7) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, then the Call Option shall become immediately exercisable in respect of all of the Seller’s Shares without further regard to the occurrence of any of the Conditions as per Section 2 of this Agreement.

5.  MISCELLANEOUS.

5.1. Governing Law; Jurisdiction. This Agreement shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York, without reference to any conflict of laws principle that would cause the application of the laws of any jurisdiction other than New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such, suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper.

5.2. Successors and Assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

5.3. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between and among the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

5.4. Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by an internationally recognized overnight courier service, one Business Day after deposit with such courier service. All such notices, requests, demands and other communications shall be addressed to such address or facsimile number as a party may have specified to the other parties in writing delivered in accordance with this Section 6.4.

5.5. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Person hereunder, upon any breach or default under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Person hereunder of any breach or default under this Agreement, or any waiver on the part of any Person of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and signed by the waiving or consenting Person.

 5.6. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

5.7 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

5.8. Further Assurances. The Parties shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby.

5.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Purchaser:

Print Name:

Seller:
Sky Harmony Ecological Technology Limited
/s/ Wong Leung Hei
By: Wong Leung Hei

APPENDIX A
Form of Exercise Notice

[Date]
[________________] (the “Seller”)
[________________]
[________________]
Attention: [_______]

Re:	Call Option Agreement dated ____________ (the “Call Option Agreement”) among the Purchaser named therein, Sky Harmony Ecological Technology Limited (“Seller”).

Dear Sir:

In accordance with Section 2.3 of the Call Option Agreement, Purchasers hereby provides this notice of exercise of the Call Option in the manner specified below:

(a)	The Purchasers hereby exercises its Call Options with respect to Seller’s Shares pursuant to the Call Option Agreement.

(b)	The Purchasers intends to buy [ ] Seller’s Shares and shall pay the sum of $____________ to the Seller.

Dated: _______________, ______

APPENDIX B

Form of Transfer Notice

To           :           [                                    ] (the “Seller”)

From           :       [                                    ] (the “Purchaser”)

I, the undersigned, refer to the Call Option Agreement (the "Call Option Agreement") dated [      ], 2011 among the Purchaser named therein, Sky Harmony Ecological Technology Limited (“Seller”)  Terms defined in the Call Option Agreement shall have the same meanings as used herein.

I hereby give you notice that I will transfer to [Nominees' names] the following portion of the Call Option, expressed in terms of the number of Seller’s Shares represented by the portion of the Call Option transferred in accordance with the terms and conditions of the Call Option Agreement,.

Nominees	Option Shares to be Transferred

Dated [ ]

Yours faithfully
___________________________
Name:
 [Purchaser]

SCHEDULE
TO
AMENDED AND RESTATED CALL OPTION AGREEMENT

The following table sets forth the individuals that entered into Call Option Agreements, with the number of shares of China Agricorp, Inc. that each is entitled to purchase under their respective Call Option Agreements:

Name of Purchaser	Total Number of Option Shares	Number of Shares that Purchaser is Entitled to Purchase upon Satisfaction of each of Conditions 1-4
Hexi Feng	6,856,594	1,714,149
Jun Xu	57,548	14,387
Zhenxing Zhang	57,548	14,387
Xiaofang Xie	57,548	14,387
Baozhong Zhao	57,548	14,387
Tianxiang Zhang	57,548	14,387
Suozeng Chen	57,548	14,387
Suping Wang	57,548	14,387